- 253-

  EXHIBIT 10(o):  DESCRIPTION OF COMPENSATION ARRANGEMENTS WITH
                          EXECUTIVE OFFICERS


Item 1: With respect to June E. Drewery, Senior Vice President and Chief Knowledge and Technology Officer with an employment date of May 28, 1996, LNC agreed that if, during the first three years of her employment, LNC terminated her employment for other than cause or causes a significant diminution in her job responsibilities, she will be eligible for one year of severance at her then current base salary.
                      ****************

Item 2:  With respect to Richard C. Vaughan, Executive Vice
President and Chief Financial Officer, LNC agreed to pay one year of his then base salary if the corporation terminates his employment between June 18, 1996 and age 55.
                      ****************

Item 3: Jeffrey J. Nick was granted performance units in the Cannon Lincoln Limited Phantom Stock Plan on May 12, 1993:

           Cannon Lincoln Limited Phantom Stock Plan


1.  Purpose
     The Purpose of the Cannon Lincoln Limited Phantom Stock Plan (the "Plan") is to provide deferred compensation to Jeffrey J. Nick, an employee of Lincoln National Corporation (the "Company"). It is recognized by the management of the Company that Mr. Nick has certain management responsibilities with respect to Cannon Lincoln Limited ("Cannon") and the Plan is established to reward Mr. Nick to the extent that Cannon increases in value to the Company. The deferred compensation provided under the Plan shall be based on the increased value of Performance Units, the value of which is related to the value of the common stock of Cannon.

2.  Administration
     The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. Subject to the provisions of the Plan, the Committee shall have authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions subject to which any awards may be made or payable, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. Determinations by the Committee shall be made in its sole discretion by majority vote and shall be final and binding on all parties with respect to all matters relating to the Plan.

3.  Grant and of Performance Units
     Mr. Nick is hereby granted 15,000 Performance Units on May 12, 1993. All such Performance Units shall be credited to a Performance Unit Account (the "Account") established and maintained for Mr. Nick. The Account of Mr. Nick is the record of Performance Units granted to him under the Plan and is solely for accounting purposes. The establishment of the Account shall not require a segregation of any Company assets. Subsequent to the date of grant each Performance Unit shall be valued by the Committee, in the manner provided by Paragraph
6. The value of each Performance Unit on the date of grant shall be 29.73 Pounds Sterling.

4.  Maturity of Performance Units
     Performance Units granted to Mr. Nick shall mature at a rate of 25% per year beginning on November 1, 1993, and on each November 1 thereafter so long as his primary place of employment is the United Kingdom and his is employed by the Company, one of its subsidiaries or an affiliate. In the event Mr. Nick is transferred from the United Kingdom prior to November 1, 1996, all Performance Units that are not matured shall be forfeited. In the event of Mr. Nick's termination of employment with the Company due to death, disability or retirement, prior to November 1, 1996, all Performance Units shall become fully matured. In the event of the sale of Cannon prior to November 1, 1996, all nonmatured shares shall become 100% vested.

5.  Payment for Performance Units
     Upon the earlier of January 1, 1997, and the termination of Mr. Nick's employment with the Company and all of its subsidiaries and affiliates for any reason, Mr. Nick shall be entitled to receive from the Company an amount, with respect to each then mature Performance Unit. The amount payable for each Performance Unit shall be determined as follows: (a) the value of each Performance Unit shall be determined by the Committee pursuant to Paragraph 6, and (b) such value shall then be reduced by 29.73 Pounds Sterling. Mr. Nick will not be entitled to receive any increase in the value of Performance Units with respect to the period between the valuation of the Performance Unit and the payment under the Plan.

     Prior to the later of November 1, 2002, and his termination of employment, Mr. Nick may request a cash out of all or a specified number of mature Performance Units by filing a written request with the Committee by the November 1, prior to the January 1, on which he designates that he requests a valuation and cash out of a specified number of the Performance Units. In no event may he request a cash out relating to less than 1,000 Performance Units at any one time. In a cash out, he shall receive an amount for each Performance Unit as provided above. All Performance Units not cashed out on or before January 1, 2003, shall be forfeited.

     Payment for the appreciation in value of the Performance Units shall be made in U.S. currency in a single lump sum payment. The conversion rate shall be the higher of $1.50 (U.S.) per pound sterling and the rate of exchange for the first business day after the valuation date as quoted for that day by National Westminster Bank. Payment shall be made by the March 15 following the valuation.

     Notwithstanding any other provision of the Plan, all rights to any payments hereunder will be discontinued and forfeited and the Company will have no further obligation hereunder to Mr. Nick, if either of the following circumstances occur: (i) he is discharged from employment with the Company for cause; or (ii) he performs active willful malfeasance or gross negligence in a matter of material importance to the Company.


     The Committee shall have sole discretion with respect to the application of the provisions of this paragraph and such exercise of discretion shall be conclusive and binding upon Mr. Nick and all other persons. In addition, the Committee may require a cash out of all outstanding Performance Units in the event that the Company transfers more than 50% of its interest in Cannon.

6.  Valuation of Performance Units
     The Valuation of a Performance Unit shall be determined as follows: each Performance Unit shall be equal to the per share price of common stock of Cannon as determined in accordance with the valuation procedures contained in the Cannon Lincoln Employee Share Option Scheme on each January
1; provided, however, that in the event of Mr. Nick's termination of employment prior to January 1, 1997, other than on account of death or disability, fifty percent of the Performance Units shall be valued as of the first day of the calendar year in which the termination occurs, and the other fifty percent shall be valued as of the first day of the calendar year immediately following the calendar year in which the termination occurs; and further provided, however, that in the event of a cash out after the Company transfers more than 50% of its interest in Cannon, the value of each Performance Unit shall be equal to the per share price of common stock of Cannon paid by the transferee.

7.  Forfeiture of Performance Units
     If the employment of Mr. Nick with the Company and all of its affiliates and subsidiaries is terminated for any reason other than death, disability or retirement, or if, the owners of a majority of shares of the common stock of Cannon terminate the business of, or liquidate or dissolve
Cannon, or if substantially all of the assets of Cannon are sold, or if Cannon merges or consolidates with any other corporation and Cannon is not the surviving corporation of such merger or consolidation, then Mr. Nick's rights with respect to Performance Units shall as of the date of the occurrence of the event be cashed out in accordance with Paragraph 5.

8.  Changes in Capital and Corporate Structure
     In the event of any change in the outstanding shares of common stock of Cannon by reason of an issuance of additional shares, recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Committee shall proportionally adjust, in an equitable manner, the number of Performance Units held by Mr. Nick under the Plan. The foregoing adjustment shall be made in a manner that will cause the relationship between the aggregate appreciation and outstanding common stock of Cannon and the increase in value of each Performance Unit granted to remain unchanged as a result of the applicable transaction.

9.  Nontransferability
     Performance Units and any rights and privileges pertaining thereto may not be transferred, assigned, pledged, or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment, or similar process. In the event of Mr. Nick's death, payment of any amount due under the Plan shall be made to the following beneficiary so designated by Mr. Nick:
                             (Name)

                         (Relationship)

10.  Withholding
     The Company shall have the right to deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to such payment.

11.  Voting and Dividend Rights
     Mr. Nick shall not be entitled to any voting rights or entitled to receive any dividends or to have his Account credited or increased as a result of any dividends or other distributions with respect to shares of Cannon other than as provided in paragraph 8, above.

12.  Mediation and Arbitration
     Any controversy, dispute or question arising out of, in connection with, or in relation to this Plan or its interpretation, performance, or nonperformance or any breach thereof shall be resolved through mediation. In the event mediation fails to reach a satisfactory conclusion within 30 days after a mediator has been agreed upon or such other longer period as may be agreed to by Mr. Nick and the Company, such controversy, dispute or question shall be resolved through arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 2{1-16, and judgement upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Fort Wayne, Indiana.

13.  Miscellaneous Provisions
     Neither the Plan nor any action taken hereunder shall be construed as giving Mr. Nick any right to be retained in the employ of the Company. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. Neither Mr. Nick nor any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and Mr. Nick shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. The Committee may by writing, delegate any of its duties and responsibilities under the Plan to the Chief Executive Officer of LNC, the Chief Operating Officer of LNC, or any vice president of LNC.

14.  Amendment of the Plan
     The Committee may alter or amend the Plan from time to time. No amendment to the Plan may alter, impair or reduce the number of Performance Units granted under the Plan prior to the effective date of such amendment without the written consent of Mr. Nick.

                         Lincoln National Corporation

Dated:____________     ___________________________________
                           By: P. Kenneth Dunsire
                           Executive Vice President

Dated:____________    ___________________________________
                           By: Jeffrey J. Nick
                      *****************


Item 4:  Agreement dated January 1, 1997 by and between
American States Financial Corporation and Robert A. Anker:

                           AGREEMENT


     AGREEMENT made as of January 1, 1997, by and between American States Financial Corporation (hereinafter called
"Company"), an Indiana corporation having its principal place of business in Indianapolis, Indiana, and Robert A. Anker
(hereinafter called "Employee"):

                          WITNESSETH:

     WHEREAS, Employee desires to render faithful and efficient service to Company; and

     WHEREAS, Company desires to receive the benefit of Employee's service; and

     WHEREAS, Employee is willing to be employed by Company;
and

     WHEREAS, Company deems it essential to formalize the conditions of Employee's employment by written agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

     1. Office. Company hereby employs Employee as its Chief Executive Officer, and Employee hereby agrees to serve Company in such capacity or in such other capacity as the Board of Directors of Company may from time to time designate.

     2. Term of Employment. Employee's employment shall be for the "Employment Period," with the term commencing on January 1, 1997 and ending on December 31, 1997. During the Employment Period, Employee's employment may be terminated for Cause as defined in Section 5. Employee's employment may continue by mutual agreement at the will of Company after the expiration of the Employment Period or Employee and Employer may extend this contract by mutual written agreement. During any such period of at will employment, the provisions of Sections 12, 15, 16 and 17 of this Agreement shall continue to apply as if the Employment Period under this Agreement had not ended.

     3. Incapacity. If during the Employment Period, Employee should be prevented from performing Employee's duties or fulfilling Employee's responsibilities by reason of any incapacity or disability that is reasonably expected to continue for a period of six (6) months or until death, then Company, in its sole and absolute discretion, may, based on the opinion of a qualified physician, consider such incapacity or disability to be total and may on ninety (90) days written notice to Employee terminate the Employment Period.

     4. Death. The Employment Period shall automatically terminate upon the death of Employee.

     5. For Cause. For purposes of this Agreement, Cause means a determination by the Board of Directors of Company or the Chief Executive Officer of Lincoln National Corporation ("Lincoln"), made in good faith, without being bound by Company's progressive discipline policy for employees:

          a. that Employee has engaged in acts or omissions against Company, its parent company, or any of its subsidiaries constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or misfeasance;

          b. that Employee has been arrested or indicted in a possible criminal violation involving fraud or dishonesty;

          c. after due consideration and with prior written notice to the Employee, that Employee has performed poorly;

          d. that Employee has failed or refused to perform Employee's duties set forth in paragraph 6 hereof, or willfully failed to execute any reasonable instruction relating to Employee's duties with Company given him by the Board of Directors of Company, or the Chief Executive Officer of Lincoln, if either such failure or refusal is not corrected within ten (10) business days after Employee's receipt of written notification of such failure or refusal; or

          e. that Employee has intentionally and in bad faith acted in a manner which results in a material detriment to the assets, business or prospects of Lincoln, Company or the subsidiaries or affiliates of either of them.

     6. Responsibilities. During the period of Employee's employment, Employee shall devote Employee's entire business time and attention, except during reasonable vacation periods, to, and exert Employee's best efforts to promote, the affairs of Company, and shall render such services to Company as may be required by the Board of Directors of Company consistent with services required by virtue of the office set forth in paragraph 1 hereof and shall perform such other services as may now or hereafter be specified or enumerated in the By-Laws of Company consistent with such office. While employed by Company, Employee shall not, directly or indirectly, alone or as a member of a partnership or association, or as an officer, director, advisor, consultant, agent or employee of any other company, be engaged in or concerned with any other duties or pursuits requiring Employee's personal services except with the prior written consent of the Board of Directors of Company. Nothing herein contained shall preclude the ownership by Employee of stocks or other investment securities. Nothing herein contained shall preclude service by Employee on boards of directors or trustees of charitable or other not-for-profit entities not engaged in any business competitive with the business of Company so long as such service does not materially interfere with Employee's responsibilities to Company.

     7.   Compensation.  During the Employment Period,
Employee shall receive a base salary that shall be at an annual rate of not less than $565,000 payable in accordance with the payroll practices of Company as from time to time in effect with regard to executive personnel.

     8. Benefit Plans and Programs. During the Employment Period, Employee shall be eligible for participation in all benefit plans and programs made available by Company to its employees generally (other than Company's generally available severance program) and in those benefit plans and programs applicable to executives of the Employee's level to the extent Employee is not eligible for comparable benefits from Lincoln.

The bonus payable by Company for periods which include the Employment Period will be payable under the terms of Company's Executive Performance Incentive Compensation Plan ("EPIC"). Employee's performance goals and target and maximum awards are set out in Exhibit A. To the extent an EPIC bonus is payable in the form of stock, phantom stock, or stock units, it shall be awarded and payable in the form of (or, in the case of phantom stock or stock units, measured by reference to) Common Stock of Company.

Employee shall be entitled through March 31, 1998 to the benefit of Company's standard relocation package for executives at Employee's level.

     9. Stock Options and Restricted Stock Awards. Among the benefit plans and programs to be made available by Company to certain of its employees is Company's Stock Option Plan. Any options granted to Employee shall be options for Company Common Stock at the appropriate level for his position.

     10. Payments after Termination. If Employee's employment with Company terminates at the end of the Employment Period referred to in Section 2 hereof for reasons other than incapacity or death or Cause, Employee shall be entitled to all the following upon execution of a release satisfactory to Company and Lincoln ("Release"):

          a. Company shall pay to the Employee $600,000 in 26 equal biweekly installments;

          b. Employee shall become entitled to EPIC bonus payments as set out on Exhibit A;

          c. Employee shall be entitled to receive an early retirement benefit without adjustment for Employee's age;

          d. Employee shall be entitled to outplacement benefits through Right & Associates' standard program for executives or a similar firm approved by Company; and

          e.   Employee shall be entitled to executive
financial planning benefits for calendar year 1998.
In the event that Employee's employment terminates prior to the end of the Employment Period due to death or disability, the amounts specified in subsections a, b and c above shall still be payable. If Employee's employment terminates during the Employment Period for the reasons specified in Section 5c, upon execution of a Release, Employee shall be entitled to receive $285,000 in 26 equal biweekly installments and the benefit specified in subsection c above shall also be payable. If Employee's employment terminates during the Employment Period for the reasons specified in Section 5b, upon execution of a Release, the Employee shall be entitled to receive $285,000 in 26 equal biweekly installments. The amounts provided under subsections b and c above shall be payable only if the indictment or charges are dismissed or Employee is acquitted as a result of a trial.

     11. Expenses. During the Employment Period, Company shall allow Employee reasonable expense of travel and business entertainment incurred in the performance of Employee's duties hereunder, subject to the rules and regulations adopted by Company for the handling of such business expenses.

     12. Other Obligations of Employee. All payments to the Employee provided for under Section 10 of this Agreement or under the Executive Salary Continuation Plan of Company, the exercise of any options for stock of Company and the vesting or payment of any restricted stock (or restricted phantom stock or restricted stock units) of Company or Lincoln shall be subject, to the extent permitted by law, to Employee's compliance with the following provisions. (For purposes of this Section, Company and Lincoln shall be deemed to include their affiliates and subsidiaries.)

          a. Assistance in Litigation. At all times during and after the term of this Agreement, Employee shall, upon reasonable notice, furnish such information and proper assistance to Company or Lincoln as may reasonably be required by Company or Lincoln in connection with any litigation in which it is, or may become, a party.

          b.   Confidential Information.   At all times during
and after the term of this Agreement, Employee shall not knowingly disclose or reveal to any unauthorized person any trade secret or other confidential information relating to Company or Lincoln or to any of the businesses operated by them. Employee acknowledges, understands and agrees that any amounts payable under this Agreement that have not been paid shall be immediately forfeited in the event Employee divulges or appropriates to Employee's own use or the use of any other person or organization, except as otherwise ordered by a court of competent jurisdiction, any secret or confidential information or knowledge pertaining to the businesses of Company or Lincoln obtained during Employee's employment with Company or Lincoln. Employee recognizes and acknowledges that
(1) all plans, systems, methods, designs, programs, procedures, books and records relating to the operations, practices and personnel of Company or Lincoln (whether instituted or commenced prior or subsequent to the date Employee was first employed by Company or Lincoln and whether or not devised, created or initially instituted by Company or Lincoln) and (2) all other records, documents and information concerning the business activities, practices and procedures, as they may exist from time to time, constitute and will constitute secret or confidential information or knowledge pertaining to the businesses of Company or Lincoln. The information and material described in this paragraph shall constitute secret or confidential information or knowledge only to the extent such information and material has remained confidential (except for unauthorized disclosures) and except as otherwise ordered by a court of competent jurisdiction.
The provisions of this Section 12b shall not be construed as prohibiting or limiting Company or Lincoln from pursuing any other remedies for the divulgence or appropriation or threatened divulgence or appropriation of secret or confidential information or knowledge relating to Company or Lincoln.

          c. Non-competition. During the term of Employee's employment and for a period of three (3) years following the termination of Employee's employment, Employee will not act as a director, officer, employee, consultant or advisor to, nor directly or indirectly become associated with any person, firm, company or corporation where his activities relate to any business competitive with Company or Lincoln; provided, however, that this prohibition shall not extend to the Property Casualty Reinsurance business. Employee specifically acknowledges that the geographic region to which this restriction applies is the same geographic region in which Employee personally was present and performed services for Lincoln during the past two (2) years. This restriction does not prohibit Employee from buying, selling, or otherwise trading in the securities of any corporation which is listed on any recognized securities exchange, and he may engage in any other business activities not competitive with Company or Lincoln. Neither Company nor Lincoln will object to Employee's service on the boards of other companies as a Director so long as there is no conflict with the terms of this subsection or subsection b above or e below. Employee may request an interpretation by the Chief Executive Officer of Lincoln of the applicability of this provision to specific activities in which Employee contemplates engaging.

          d.   Non-solicitation.  During the term of
Employee's employment and for a period of three (3) years following the termination of the Employee's employment, Employee shall not directly or indirectly solicit or endeavor to entice away from Company or Lincoln any person who is employed with Company or Lincoln.


          e.   Change in Control.  During the term of
Employee's employment and for a period of three (3) years following the termination of Employee's employment, Employee agrees that neither he nor any entity directly or indirectly controlled by him will directly or indirectly participate in a proscribed activity. A "proscribed activity" shall mean either (1) soliciting others to invest in the Common Stock of Lincoln for the purpose of effecting an acquisition of control of Lincoln or Employee's directly investing in more than 1% of the Common Stock of Lincoln or (2) using confidential information (as described in subparagraph b above) to assist any person, entity or group of persons which intends to or does attempt to effect an acquisition of control of Lincoln. The term "Control" shall be defined for purposes of this subparagraph to have the meaning of control contained in Ind. Code Ann. Sec. 27-1-23-1(e) (West, 1996).

          f.   Consideration and Legal Action.   As
consideration for the receipt of the amounts payable under this Agreement, Employee acknowledges, understands and agrees that any such amounts that have not been paid will be immediately forfeited if Employee breaches any provision of this Section 12 during the term of Employee's employment and for a period of three (3) years following the termination of Employee's employment. Employee acknowledges that the restrictions contained in this Section 12 b, c, d and e are reasonable and necessary to protect the legitimate interests of Company and Lincoln; and that, therefore, Company or Lincoln shall be entitled to seek preliminary and permanent injunctive and other equitable relief (including, without limitation, and equitable accounting of all earnings, profits and other benefits arising from such violation) in any court of competent jurisdiction, which rights shall be cumulative and in addition to any other rights or remedies to which Company or Lincoln may be entitled. Employee hereby irrevocably consents to the personal jurisdiction over him of the courts of the State of Indiana and of any Federal court located in such state in connection with any action or proceeding arising out of or relating to this Section 12 or any related breach of this Agreement involved in such action or proceeding and further agrees, and shall not contest, that the proper venue for filing and maintaining any such action or proceeding shall be in the State of Indiana.

     13. Effect of Termination of the Employment Period. Except as specifically provided in Sections 2, 10 and 12, this Agreement shall terminate upon the termination of the Employment Period. The obligations of the Employee under
Section 12 and the rights and remedies available to Company under that Section for any breach of such obligations, however, shall in all events survive.

     14. Notice. Any notice required to be given by Company hereunder to Employee shall be in proper form and signed by an Officer or Director of Company. Until one party shall advise the other in writing to the contrary, notices shall be deemed delivered:

          a. to Company if delivered to Lynda Van Kirk, Vice President, with a copy to Tom Ober, General Counsel, or, if mailed, certified or registered mail, postage prepaid, to the above-named individuals at American States Insurance Company, 500

North Meridian Street, Indianapolis, IN 46204; and a copy to
George Davis, Senior Vice President, Lincoln National
Corporation, 200 East Berry Street, Fort Wayne, IN 46802.

          b. to Employee if delivered to Employee, or if mailed to him, certified or registered mail, postage prepaid, at 3603 West Hamilton Road, Fort Wayne, IN 46804.

     15. Alternative Dispute Resolution. With the exception of actions under Sections 12b, c, d and e of this Agreement, any controversy, dispute or questions arising out of, in connection with or in relation to this Agreement or its interpretation, performance or nonperformance or any breach thereof shall be resolved through mediation. In the event mediation fails to resolve the dispute within sixty (60) days after a mediator has been agreed upon or such other longer period as may be agreed to by the parties, such controversy, dispute or question shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitrator shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Indianapolis, Indiana. In any such controversy or dispute, regardless of the party by whom such controversy or dispute is initiated, Company shall, if written notice is given and upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys' fees, court costs and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the Employee in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such controversy or dispute; provided, however, that such expenses, fees and costs shall not be paid by Company unless and until the Employee is successful on the merits; further provided, however, that in the event such controversy or dispute is settled, the settlement agreement shall provide for the allocation of such expenses, fees and costs between the parties.

     16.  Benefit.   This Agreement shall bind and inure to
the benefit of Company and the Employee, their respective heirs, successors and assigns.

     17.  Conditions.   This Agreement is effective upon the
approval of the Agreement by the non-interested members of the Board of Directors of Company or its designated compensation committee. Should the aforementioned conditions not be satisfied, this Agreement shall become null and void and shall have no effect whatsoever on any previous agreement, expressed or implied, between Employee and Company.

     18.  Effect on Previous Agreements.   Should this
Agreement become effective, it will supersede all employment related agreements between Employee and Company or Lincoln or their affiliates or subsidiaries.


     19. Amendments. This Agreement may only be amended by the written agreement of Employee and Company with the written approval of Lincoln.

     20. Severability. In case any part of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. In lieu of any such illegal, invalid or unenforceable provision, there automatically will be added as part of this Agreement a legal, valid and enforceable provision as similar in terms and intent to such illegal, invalid or unenforceable provision as possible.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                         American States Financial Corporation

                         By:


                         Name:    William J. Lawson

                         Title:

                         Employee

                         By:


                         Name:       Robert A. Anker


                         Title:



                          EXHIBIT A

       Executive Performance Incentive Compensation Plan


     Performance     Threshold      Target        Maximum
      Cycle

     1996-1997       $174,825      $436,230       $765,900




These numbers were established taking into account Employee's actual Employment Period with Company during the Performance
Cycle.

If employment terminates as set out in Section 10, Employee shall be entitled to receive a pro rata award for the 1997-1999
EPIC cycle.

                      ****************

ITEM 5: LNC's ongoing benefit obligations to Robert A. Anker as of and after the transfer of his employment from LNC to American states as set forth in letter dated January 10, 1997:


                        January 10, 1997



Mr. Robert A. Anker
Chairman & CEO
American States Insurance Company
500 North Meridian Street
Indianapolis, IN 46204



This letter outlines LNC's ongoing benefit obligations to you as of and after the transfer of your employment from LNC to American States. This is just a summary and is not intended to modify the terms of your employment agreement with American States nor to modify the terms of the specific plans.

LNC EVSP
     The LNC Compensation Committee has agreed to pay out all performance cycles in which you currently participate on a prorata basis based on your service as LNC COO through 12-31-96. This means that in 1997 you will be eligible for a full award for the 1994-1996 cycle. In 1998 you will be eligible to receive 2/3 of the award for the 1995-1997 cycle. In 1999 you will be eligible to receive 1/3 of the award for the 1996-1998 cycle. These awards have traditionally been paid in cash and LNC restricted stock and, as you know, the amount of the award for each cycle is determined by the Compensation Committee.

LNC Options
     Your outstanding LNC stock options will not be affected by the transfer and will continue to vest as provided in the option agreement.

LNC Restricted Shares and Restricted Phantom
     The Compensation Committee has the right to convert some or all of your restricted shares which are scheduled to vest on January 1, 1997 into phantom stock due to Internal Revenue Code section 162(m) -- the $1 million cap. Service with ASI will continue to count toward the vesting requirements of your restricted phantom shares.

LNC Deferred Compensation
     American States is a participating employer under the terms of this plan.

LNC Employees Savings and Profit Sharing Plan
     Upon transfer to American States, this account balance remains in the plan since the transfer of employment is not a "distributable event" and your account balance cannot be rolled into the American States plan. Any additional employer matching contribution declared by the LNC Board at its May 1997 meeting will be credited to your account under this plan.

LNC Employees Retirement Plan
     Currently, there is a liability under both the American States and the Non-Life retirement plans for your retirement benefit. At the end of 1997 there will be a transfer of assets between the Non-Life and American States plans so that your qualified benefit will be under the American States plan. Because this is a funded plan, this will not have any impact on the ultimate benefit.

LNC Excess Compensation Plan
     This is an unfunded plan which provides retirement benefits based on salary amounts in excess of $150,000
     (as adjusted for cost of living). This liability will be transferred to American States.

LNC Supplemental Pension Plan
     This is also an unfunded plan which provides retirement benefits in excess of the IRC section 415 limits. To the extent that any benefits are payable from this plan, ASI will be responsible for making these payments since your participation will be transferred to the ASI plan.

LNC Executive Salary Continuation Plan
     Your participation will be transferred from this plan to the identical American States plan. This plan provides an additional monthly payment of 10% per month after retirement subject to the terms of the plan.

LNC Executive Severance Benefit Plan
     This is the plan which goes into effect in the event of a change of control of LNC. As CEO of American States, you will continue to be a participant.

Split Dollar Plan
     Currently this contract is between you and LNC, this contract will need to be amended so that it is consistent with those of the other officers of American States.
     There will be no change in the benefit.

LNC Medical for Retired Employees
     If you retire as of December 31, 1997, and at any time thereafter lose your coverage under another group health plan (including the American States Medical Plan for Retired Employees), you may elect to participate within 60 days of losing such coverage, but not later than your attaining age 65.


The receipt of amounts outlined above which are in addition to amounts to which you are otherwise entitled, is conditioned on your execution of an agreement and release provided to you by LNC upon termination of your employment. The terms of the agreement will be substantially identical to the ones set out in Section 12 of your Employment Agreement with American States effective January 1, 1997. The release will be the same one required by Section 10 of that Employment Agreement.

                       ****************


Item 6: Agreement made as of March 18, 1996 by and between American States Financial Corporation and F. Cedric McCurley:


                             AGREEMENT

     Agreement made as of March______, 1996, by and between American States Financial Corporation (hereinafter called "the Company"), an Indiana corporation having its principal place of business in Indianapolis, Indiana, and F. Cedric McCurley (hereinafter called "Employee"):

                            WITNESSETH:

     WHEREAS, Employee desires to render faithful and efficient service to the Company; and

     WHEREAS, the Company desires to receive the benefit of Employee's service; and

     WHEREAS, the Company deems it essential to formalize the conditions of Employee's employment by written agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

     1. Office. The Company hereby employs Employee as its Chief Executive Officer, and Employee hereby agrees to serve the Company in such capacity or in such other capacity as the Board of Directors of the Company may from time to time designate.

     2. Term of Employment. Employee's employment shall be for the "Employment Period," with the term commencing at the closing date (the "Closing Date") of the initial public offering of the Company's common stock ("Initial Public Offering") and extending to the later of December 31, 1997, or the date which is twelve (12) months following the date on which the Board of Directors of the Company designates anyone other than the Employee as the Chief Executive Officer of the Company. Except as Employee and Company may agree otherwise in writing, Employee's employment shall continue at the will of the Company after the expiration of the Employment Period. During any such period of at will employment, the provisions of Sections 11, 14, 15, and 16 of this Agreement shall continue to apply as if the Employment Period under this Agreement had not ended.

     3. Incapacity. If during the Employment Period, Employee should be prevented from performing his duties or fulfilling his responsibilities by reason of any incapacity or disability that is reasonably expected to continue for a period of six (6) months or until death, then the Company, in its sole and absolute discretion, may, based on the opinion of a qualified physician, consider such incapacity or disability to be total and may on ninety (90) days written notice to Employee terminate the Employment Period.

     4. Death. The Employment period shall automatically terminate upon the death of Employee.

     5. Responsibilities. During the Period of his employment as Chief Executive Officer of the Company, Employee shall devote his entire business time and attention, except during reasonable vacation periods, to, and exert his best efforts to promote, the affairs of the Company, and shall render such services to the Company as may be required by the Board of Directors of the Company consistent with services required by virtue of the office set forth in paragraph 1 hereof and shall perform such other services as may now or hereafter be specified or enumerated in the By-Laws of the Company consistent with such office. While employed by the Company, Employee shall not, directly or indirectly, alone or as a member of a partnership or association, indirectly, alone or as a member of a partnership or association, or as an officer, director, advisor, consultant, agent or employee of any other company be engaged in or concerned with any other duties or pursuits requiring his personal services except with the prior written consent of the Board of Directors of the Company. Nothing herein contained shall preclude the ownership by Employee of stocks or other investment securities. Nothing herein contained shall preclude service by Employee on boards of directors or trustees of charitable or other not-for-profit entities not engaged in any business competitive with the business of the Company so long as such service does not materially interfere with his responsibilities to the Company.

     6. Compensation. During the Employment Period, Employee shall receive a base salary that shall be at an annual rate of not less than $385,000, payable in accordance with the payroll practices of the Company as from time to time in effect with regard to executive personnel, plus, commencing in 1997, any annual increase to such salary as determined by the Board of Directors of the Company or its Compensation Committee.

     7. Benefit Plans and Programs. During the Employment Period, Employee shall be eligible for participation in all benefit plans and programs made available by the Company to its employees generally (other than the Company's generally available severance program) and in those benefit plans and programs applicable to executives of the Employee's level.

     The bonus payable by the Company to the Employee in May 1996 shall be the bonus that would have been payable, based on the performance of Lincoln National Corporation and the determinations of the Compensation Committee of the Board of Lincoln National Corporation, under the Lincoln National Corporation Executive Value Sharing Plan for the performance cycle ending in 1995. Such bonus shall be payable fifty percent in cash and fifty percent in restricted common stock (or restricted phantom stock or stock units) of the Company. Any bonus payable to the Employee under the American States Financial Corporation Executive Performance Incentive Compensation Plan or similar plan ("EPIC") for cycles ending in 1996 and subsequent years shall be payable by the Company and shall be in lieu of any bonus payable under the Lincoln National Corporation Executive Value Sharing Plan for such cycles, because the transitional provisions of EPIC take such bonuses into account. To the extent an EPIC bonus for such cycles is payable in the form of stock, phantom stock, or stock units, it shall be awarded and payable in the form of (or, in the case of phantom stock or stock units, measured by reference to) common stock of the Company.

     8. Stock Options and Restricted Stock Awards. Among the benefit plans and programs to be made available by the Company to certain of its employees after the Initial Public Offering is the Company's Stock Option Plan. Effective on the Closing Date, and in lieu of any award of Lincoln National Corporation options in 1996, Employee shall be awarded stock options to purchase, at the price per share of the Company's common stock at the Initial Public Offering ("Initial Offering Price"), a number of shares of the Company's common stock. Such number will be determined by multiplying the number of shares subject to stock options granted to Employee by Lincoln National Corporation in 1995 by a Conversion Ratio. The Conversion Ratio shall be a fraction, the numerator of which shall be the average of the opening price and the closing price on the New York Stock Exchange of common stock of Lincoln National Corporation on the business day immediately preceding the Closing Date and the denominator of which shall be the Initial Offering Price. Such stock options shall be reflected in an Option Agreement which will be substantially in the form attached as Exhibit A. Any options subsequently granted to Employee also shall be options for Company common stock.

     9.   Payments after Termination.

          (a) In the event that Employee's employment is terminated by the Company (or the Company terminates the Employment Period) before the end of the Employment Period referred to in Section 2 hereof for reasons other than incapacity or death and without Cause:

     (1) The Company shall pay to the Employee an amount equal to his then current annual base salary accrued through the date termination becomes effective (the "Termination Date") and shall continue to make payments of such base salary at the same rate as if the Employee's employment continued throughout such Period;

     (2) The Employee shall become entitled to EPIC bonus payments at such times and to the same extent (if any) that he would have been entitled to payments had his employment continued until the end of the Employment Period and he had retired from the Company on such date;

     (3) all options granted to him under paragraph 8 of this Agreement shall become vested and exercisable as if his employment had continued until the end of the Employment Period and he had retired from the Company on such date; and

     (4) to the extent that the Employee's termination of employment results in a loss of benefits or contributions that the Employee would have become entitled to had he remained employed until the end of the Employment Period, and retired on such date under the Company's tax-qualified defined benefit retirement and profit-sharing plans or under supplemental nonqualified plans designed to provide benefits equal to benefits that would have been received under those plans but for Internal Revenue Code restrictions (collectively, the "Plans"), the Company shall make additional payments to the Employee having a value equal to that of the benefits from amounts that would have been paid by the Company and Company profit-sharing contributions lost. For this purpose, the Company shall have discretion to determine such value, and the amount of any Company profit-sharing contributions shall be determined on the assumption that the Employee made the maximum permitted contributions to the Plans.

For purposes of this Agreement, Cause means a determination by the Chief Executive Officer or the Chief Operating Officer of
Lincoln National Corporation, made in good faith, without being bound by the Company's progressive discipline policy for employees:

     * that Employee has engaged in acts or omissions against the Company, its parent company, or any of its subsidiaries constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or misfeasance;

     * that Employee has been arrested or indicted in a possible criminal violation involving fraud or dishonesty;

     * after due consideration and with notice to the Employee, that Employee has performed poorly;

     * that Employee has failed or refused to perform his duties set forth in paragraph 5 hereof, or willfully failed to execute any reasonable instruction relating to his duties with the Company given him by the Board of Directors of the Company, or the Chief Executive Officer or the Chief Operating Officer of Lincoln National Corporation, if either such failure or refusal is not corrected within ten business days after his receipt of written notification of such failure or refusal; or

     * that Employee has intentionally and in bad faith acted in a manner which results in a material detriment to the assets, business or prospects of Lincoln National Corporation, the Company or the subsidiaries of either of them.

     (b) If on the Termination Date, following termination for any reason, Employee shall not be fully vested in the employer matching contributions made on his behalf under the Company's profit sharing plan, the Company shall pay to Employee within 30 days following the Termination Date a lump sum cash amount equal to the value of the unvested portion of such employer matching contributions; provided, however, that if any payment pursuant to this paragraph (9) (d) may or would result in such payment being deemed a transaction which is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the Company shall make such payment so as to meet the conditions for an exemption from such Section 16(b) as set forth in the rules (and interpretive and no-action letters relating thereto) under
Section 16. The value of any such unvested employer matching contributions shall be determined as of the Termination Date.

     10. Expenses. During the Employment Period, the Company shall allow Employee his reasonable expenses of travel and business entertainment incurred in the performance of his duties hereunder, subject to the rules and regulations adopted by the Company for the handling of such business expenses.

     11. Other obligations of Employee. All payments to the Employee provided for under Section 9 of this Agreement or under the Executive Salary Continuation Plan of the Company, the exercise of any options for stock of the Company, and the vesting or payment of any restricted stock (or restricted phantom stock or restricted stock units) of the Company shall be subject, to the extent permitted by law, to the Employee's compliance with the following provisions:

     (a) Assistance in Litigation. At all times during and after the term of this Agreement, the Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

     (b) Confidential Information. At all times during and after the term of this Agreement, the Employee shall not knowingly disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company or its subsidiaries or affiliates, or to any of the businesses operated by them. Employee acknowledges, understands and agrees that any amounts payable under this Agreement that have not been paid shall be immediately forfeited in the event Employee divulges or appropriates to his own use or the use of any other person or organization (except with the prior written consent of the Company or pursuant to the written order of a regulatory commission, department or agency or a court of competent jurisdiction) any trade secret or confidential information or knowledge pertaining to the business of the Company obtained during his employment with the Company. Employee recognizes and acknowledges that (a) all plans, systems, methods, designs, programs, procedures, notes, books and records relating to the operations, practices and personnel of the Company and its subsidiaries and affiliates (whether instituted or commenced prior or subsequent to the date Employee was first employed by the Company and whether or not devised, created or initially instituted by the Company); and (b) all other records, documents and information concerning the business activities, practices and procedures, as they may exist from time to time, constitute and will constitute secret or confidential information or knowledge pertaining to the business of the Company; provided, however, that the information and material described in this sentence shall constitute secret or confidential information or knowledge only to the extent such information and material has theretofore remained confidential (except for unauthorized disclosures) and except as otherwise ordered by a court of competent jurisdiction.

     The Employee further acknowledges that the restrictions contained in this Section 11(b) are reasonable and necessary, in view of the nature of the Company's business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. The provisions of this Section 11(b) shall not be construed as prohibiting or limiting the Company from pursuing any other remedies for the divulgence or appropriation or threatened divulgence or appropriation of trade secrets or confidential information or knowledge relating to the Company. The Employee agrees that the Company and its affiliates shall be entitled to preliminary and permanent injunctive and other equitable relief (including, without limitation, an equitable accounting of all earnings, profits and other benefits arising from such violation) in any court of competent jurisdiction, which rights shall be cumulative and in addition to any other rights or remedies to which the Company or its affiliates may be entitled. Employee hereby irrevocably consents to the personal jurisdiction over him of the courts of the State of Indiana and of any Federal court located in such State in connection with any action or proceeding arising out of or under or relating to this Section 11(b) or any related breach of this Agreement involved in such action or proceeding and further agrees, and shall not contest, that the proper venue for filing and maintaining any such action or proceeding shall be in the State of Indiana.

     12. Grounds for Termination of Employment. The Company may terminate the Employment period by written notice to Employee, specifying the ground or grounds for such termination, if any.

     13.  Effect of Termination of the Employment period.
Except as specifically provided in Sections 2, 9 and 11, this Agreement shall terminate upon the termination of the Employment period. The obligations of the Employee under Section 11 and the rights and remedies available to the Company under that Section for any breach of such obligations, however, shall in all events survive.

     14. Notice. Any notice required to be given by the Company hereunder to Employee shall be in proper form and signed by an officer or Director of the Company. Until one party shall advise the other in writing to the contrary, notices shall be deemed delivered:

     (a) to the Company if delivered to Lynda Van Kirk, Vice President, with a copy to Tom Ober, General Counsel, or, if mailed, certified or registered mail, postage prepaid, to the above-named individuals at American States Insurance Companies, 500 N. Meridian Street, Indianapolis, IN 46204.

     (b) to Employee if delivered to Employee, or if mailed to him, certified or registered mail, postage prepaid, at 4436 Edinburgh Point, Indianapolis, IN 46208.

     15. Alternative Dispute Resolution. With the exception of actions under Section 11(b) of this Agreement, any controversy, dispute or questions arising out of, in connection with or in relation to this Agreement or its interpretation, performance or nonperformance or any breach thereof shall be resolved through mediation. In the event mediation fails to resolve the dispute within 60 days after a mediator has been agreed upon or such other longer period as may be agreed to by the parties, such controversy, dispute or question shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Indianapolis, Indiana. In any such controversy or dispute, regardless of the party by whom such controversy or dispute is initiated, the Company shall, if written notice is given and upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys' fees, court costs and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the Employee in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such controversy or dispute; provided, however, that such expenses, fees and costs shall not be paid by the Company unless and until the Employee is successful on the merits; further provided, however, that in the event such controversy or dispute is settled, the settlement agreement shall provide for the allocation of such expenses, fees and costs between the parties.

     16. Benefit. This Agreement shall bind and inure to the benefit of the Company and the Employee, their respective heirs, successors and assigns.

     17. Conditions. This Agreement is effective upon the satisfaction of the following conditions: (a) the closing of the proposed Initial Public Offering of the Company, and (b) the approval of the Agreement by the non-interested members of the Board of Directors of the Company or its designated compensation committee. Should the aforementioned conditions not be satisfied, this Agreement shall become null and void and shall have no effect whatsoever on any previous agreement, express or implied, between Employee and the Company.

     18. Effect on Previous Agreements. Should this Agreement become effective, it will supersede all employment-related agreements between Employee and the Company or any member of the Lincoln National Corporation controlled group of companies.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Attest:               American States Financial Corporation

[Sharon L. Wilson]    By: William J. Lawson


Signed, sealed and delivered
in the presence of:

[Sharon L. Wilson]                 F. Cedric McCurley

[Thomas M. Ober]


                             EXHIBIT A

                     Nonqualified Stock Option

     This Stock Option Agreement (the Agreement") evidences the grant by American States Financial Corporation ("ASFC") of a Nonqualified Stock Option (the "Option") to F. Cedric McCurley (the "Grantee") on ________________, (the "Date of Grant") and the Grantee's acceptance of the Option in accordance with the provisions of the American States Financial Corporation Stock Option Incentive Plan (the "Plan"), as modified by this Agreement. ASFC and the Grantee agree as follows:

     1.   Shares Optioned and Option Price

     The Grantee shall have an Option to purchase _______shares of ASFC common stock, for $_______ (United States dollars) for each share. The shares optioned are subject to the Plan terms and the terms of the Agreement.

     2.   Vesting Dates

     Grantee shall be entitled to exercise the shares optioned as follows:

     _______shares on____________________, 1997;
     _______shares on____________________, 1998;
     _______shares on____________________, 1999; and
     _______shares on____________________, 2000.

In addition, Grantee shall be entitled to exercise all the shares optioned under this Agreement on either of the following dates:
(i) the date of Grantee's death; and (ii) the date of the Grantee's total disability (as defined in paragraph 3). Each date on which such shares are exercisable is known as the "Vesting Date" with respect to those shares.

     3.   Exercise Period

     The Option may be exercised, from time to time, with respect to all or any number of unexercised shares subject to the Option on any regular business day of ASFC at its then executive offices during the period beginning on a Vesting Date of such shares and ending on the earliest to occur of the following dates:

     (a)  the tenth anniversary of the Date of Grant;

     (b) the first anniversary of the date of the Grantee's termination of employment with ASFC and all Subsidiaries (as defined in the Plan) on account of death or total disability (as defined below);

     (c) the fourth anniversary of the Grantee's normal retirement or, with the approval of the Grantee's employer, early retirement at either 55 with 5 years of service or under the terms of a retirement plan of ASFC or a Subsidiary;

     (d) the date three months after the date that the Grantee's employment with ASFC and all Subsidiaries terminates on account of an involuntary termination of employment other than for Cause as defined in section 9 of the Grantee's employment agreement of ___________, 1996;

     (e) the date that the Grantee's employment with ASFC and all Subsidiaries terminates for any reason other than described in (b), (c), or (d) next above; or

     (f) the date of any violation of section 11 of the Grantee's employment agreement of _______________, 1996.

If Grantee is an insider subject to Section 16(b) of the Securities Exchange Act of 1934, such period shall not begin sooner than 6 months after the Date of Grant. For the purposes of the Agreement, the term "total disability" means the Grantee is prevented from performing his duties or fulfilling his responsibilities to ASFC by reason of any incapacity or disability that is reasonably expected to continue for a period of six (6) months or until death. The determination of whether a Grantee's employment terminated on account of total disability shall be made by ASFC, in its sole and absolute discretion, based on the opinion of a qualified physician.

     4.   Exercise

     During the period that the Option is exercisable, it may be exercised in full or in part by the Grantee or, in the event of the Grantee's death, by the person or persons to whom the Option was transferred by will or the laws of descent and distribution, by delivering or mailing written notice of the exercise and full payment of the purchase price to the Secretary of ASFC. The written notice shall be signed by each person entitled to exercise the Option and shall specify the address and social security number of each such person. If any person other than the Grantee purports to be entitled to exercise all or any portion of the Option, the written notice shall be accompanied by proof, satisfactory to the Secretary of ASFC, of that entitlement. The written notice shall be accompanied by full payment in cash (including personal check), in shares of ASFC common stock represented by certificates which had been owned for at least six months transferring ownership to ASFC and with an aggregate Fair Market Value (as defined in the Plan) equal to the purchase price on the date the written notice is received by the Secretary, or in any combination of cash and such shares. The written notice will be effective and the Option will be deemed exercised to the extent specified in the notice on the date that the written notice (together with required accompaniments) is received by the Secretary of ASFC at its then executive offices during regular business hours.

     5.   Transfer of Shares Upon Exercise

     As soon as practicable after receipt of an effective written notice of exercise and full payment of the purchase price as provided in paragraph 4, the Secretary of ASFC shall cause ownership of the appropriate number of shares of ASFC common stock to be transferred to the person or persons exercising the Option by having a certificate or certificates for those shares registered in the name of such person or persons and shall have each certificate delivered to the appropriate person. Notwithstanding the foregoing, if ASFC or a Subsidiary requires reimbursement of any tax required by law to be withheld with respect to shares of ASFC common stock, the Secretary shall not transfer ownership of those shares until the required payment is made. ASFC may permit the Grantee to surrender shares of ASFC common stock to satisfy all withholding requirements.

     6.   Transferability

     No rights under this Agreement may be transferred except by will or the laws of descent and distribution. The rights under this Agreement may be exercised during the lifetime of the Grantee only by the Grantee.

     7.   Authorized Leave

     Authorized leaves of absence from ASFC or a Subsidiary shall not constitute a termination of employment for purposes of this Agreement. For purposes of this Agreement, an authorized leave of absence shall be an absence while the Grantee is on military leave, sick leave, or other bona fide leave of absence so long as the Grantee's right to employment with ASFC or a Subsidiary is guaranteed by statute, contract, or company policy.

     IN WITNESS WHEREOF, ASFC, by its duly authorized officers has signed this Agreement as of the day and year first above written.


                         AMERICAN STATES FINANCIAL CORPORATION

                         William J. Lawson